Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire, July 2018

Jolly: On today’s show, I’m bringing you back a returning guest, and he was on my show back on June 20, 2018. We’re talking about no other than Rennova Health, Inc. They trade on the OTC Markets under the ticker symbol RNVA. And before we get started, our main topic today is going to be talking about dilutions and the plans and the future for Rennova Health. Being in this industry for 30 years as I’ve been, there are different dilutions. There’s working dilution and there’s growth dilution. To me, working capital dilution is a failure from the get-go. But growth dilution is what you want to look for to acquire assets, to acquire revenues. And I think that’s what they’re on to. With us today is the CEO of the company. He’s going to explain the dilution and what’s going on over there and the growth of the company. We’re talking about no other than Seamus Lagan. Seamus, welcome back to the show.

Lagan: Everett, thank you. Thank you for having me back. You’ve picked an interesting topic for today. It’s one that a lot of our shareholders make comment on and look forward to some discussion on these points.

Jolly: You know, when you ask people for working capital and what I see, you know, I’ve been in this industry now for over 30 years, working capital – they take that and they just – it’s just for general purposes. And, like they said, the definition of insanity is doing the same thing over and over and expecting a different result. Then you’ve got the other side of that, growth dilution. And you guys are actually buying hospitals, you’re buying revenues. And, so I just want you to expand on that and maybe just open the eyes to the investors out there.

Lagan: I appreciate the opportunity to try and do that and, hopefully, my comments will help. Look, it’s the age-old explanation of a smaller percentage ownership of something that is valuable can be more personally beneficial than retaining a large percentage ownership of something that fails. From our perspective, Everett, we had no option but to raise some money. I admit it. We had a couple of difficult years. I would like to believe that the money was well utilized. We have, you know, taken a new direction with our business. We’ve continued to invest in our underlying software products. I think our shareholders are perhaps a little impatient with us, but we will soon spin that division out and hopefully that can create some value on its own. But, parallel to that, as you say, we have recently embarked on a fairly ambitious strategy in this rural hospital sector. And, you know if we were continually taking money and not making progress, I think our investment bankers and the institutions would very quickly tire of us. I believe that the support they’ve shown us is, in itself, a confidence by them that we will succeed, that we will get this business rebuilt. And, I think that we’re finally starting to see numbers in the current quarters that demonstrate that that is going to happen.

You know I keep repeating it’s not a get-rich-quick scheme. I said it the last time on your show. It’s going to take a little time and I appreciate that small cap companies sometimes, you know, they can have big multiples or big movements in the market. We’re looking at this for what can we build over the next 2, 3 to 5, 7, 10 years. And that creates a slightly different mindset than what happens in the next 3 months. To address your point on dilution, we have a lot of debt. We assumed a lot of debt over the last couple of years. It’s well publicized. Big numbers. And those debtholders – they have converted debt to equity. That has increased the number of shares very significantly. If the company had another option, it would probably have taken it. But there was a lot of risk to our business over the last 2 years. The investors – look, they got their pound of flesh, but they wrote some big checks. I believe, from a management perspective, that we’ve made good use of that money. I believe that the dilution in ownership which has affected ourselves, management, myself, other people in the company – will work out in the long run. It will benefit us to have taken that money and, over the last 18 months, I believe there is in excess of $20 million of debt that has been converted to equity. So, it’s not insignificant numbers. And I believe that our continued growth in this sector – whether that be from existing operations expanding into provision of new services or additional acquisition, will, at some stage, allow us to access cheaper financing, Everett. And, at that time, with a big reduction in debt, I believe that the investors, the marketplace, will take a very different view on the valuation of our company.

Jolly: So, let me interject here for a second. Last time we were on this show, we talked about a run-rate happening here maybe in the third or fourth quarter getting to $2 million per month. Do you still feel comfortable with that run-rate?

Lagan: I do, Everett. We’re on track with that and we’re confident enough that we actually put that number in a recent press release. You know, we don’t give guidance historically and that’s a number that we believe we will achieve, even without further acquisition.

2

Jolly: And, recently, you put out a press release. You hired a new CFO. Can you give us a little bit on that CFO? And what does that mean to the company?

Lagan: Look, I think anybody looking at the company for the last 2 years will appreciate that there’s been a small resource of people and people have worn numerous caps. That’s fine for a short period of time, but we’re now expanding into ownership of additional hospitals. I don’t know the exact number, but I believe current employees is somewhere between 250 to 300 people. It’s unrealistic to expect one person to be a CEO, a CFO and properly perform all those roles. So, the new CFO comes from a background in these hospitals, has many years’ experience in turn-arounds in rural hospitals and assisting companies, grow them and sell them. And, I’m not suggesting that’s what we’re trying to do. But I do believe that buying knowledge in the sector that we are growing into is a big benefit to the company. We will expand and add to that capability as we move forward. We’re currently looking at additional individuals either as consultants or to help us with particular projects in the rural hospital sector to try and understand and make good decisions about where to move forward in the future to add revenue and have a very stable business model.

Jolly: My guest today is Seamus Lagan. He is the CEO and President of Rennova Health, Inc. They trade on the OTC Markets. You can find them under the ticker symbol RNVA. I think they’re very grossly undervalued here at $0.0037. In closing here, I just want to talk about your new product you guys picked up, the new 64-slice CT-scanner. That sounds like a very expensive machine. What’s that going to do for you guys?

Lagan: That rural hospital had an old machine and if it breaks down, it directly impacts your revenue. It also was not adequate to give perfect scans if you like or enough information to doctors who were sending patients further away to have a more intrusive scan, if you like. So that machine is going to allow us to better service the patients that come to the hospital and the patients from doctors in the surrounding area. And I think anybody in this sector recognizes that you have to provide the best possible service you can. And if you have a competitor down the street with something better, well, you know you can expect to lose your customer to them. So, that puts us right up there. I don’t believe we have anybody that can compete with us in that local area after that machine is up and running. And we look forward to that adding to the revenue.

3

Jolly: I want to thank you for coming on the show. It’s always a pleasure to have you on the show. In closing, is there anything that we didn’t get a chance to touch upon you would like to illustrate to my listeners?

Lagan: No. I know everybody’s keen to see our second Q out. We still believe that will be out on time. We’re still trying to get it out a few days early. Let’s see if we can achieve that. But, we do want to maintain a timely filing of our financial reports going forward. And, like you said, we look forward to reporting growth here in the next couple of quarters.

Jolly: Take a look at Rennova Health. Again, I think they’re undervalued here at $0.0037. You can find them on the OTC Markets under the ticker symbol RNVA. Thank you very much for your time, Mr. Lagan, and we’ll talk to you real soon.

Lagan: I appreciate the continued interest in the company, Everett. Thank you.

4